CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 6 to the Registration Statement on Form N-6 (No. 333-207014) (the “Registration Statement”) of our report dated April 9, 2021 relating to the statutory-basis financial statements of Equitable Financial Life Insurance Company of America and consent to the incorporation by reference in the Registration Statement of our report dated April 19, 2021 relating to the financial statements of each of the variable investment options of Equitable America Variable Account K indicated in our report. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Charlotte, North Carolina

April 21, 2021